EXHIBIT 3.1

FORM OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF BABYUNIVERSE, INC.

     Pursuant to Sections 607.1003 and 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation of BabyUniverse, Inc., originally filed with the Secretary of State on October 15, 1997 under the name Everything But The Baby, Inc., are hereby amended and restated in their entirety as follows.

ARTICLE I
NAME

     The name of the corporation is BabyUniverse, Inc. (hereinafter called the “Corporation”).

ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS

     The principal office and mailing address of the Corporation is 5601 NW 9th Avenue, Suite 104, Fort Lauderdale, Florida 33309.

ARTICLE III
NATURE OF BUSINESS

     The Corporation may engage in any lawful activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE IV
CAPITAL STOCK

     The aggregate number of shares of all classes of capital stock that the Corporation is authorized to issue is sixty million (60,000,000) shares consisting of (i) fifty million (50,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

     All shares of Common stock shall be identical with each other in every respect. The holders of the Common Stock shall be entitled to vote on all matters upon which the shareholders have the right to vote and shall be entitled to one vote for each share of Common Stock. The Common Stock shall be subject to all rights, preferences, powers and priorities of the Preferred Stock.

     The Preferred Stock may be issued, from time to time, in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restriction thereof, as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Stock or series thereof, and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to affix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and affix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of Preferred Stock or any series thereof.

ARTICLE V
DIRECTORS

     The Board of Directors of the Corporation shall consist of at least one Director, with the exact number of Directors to be fixed from time to time in the manner provided in the Company’s Bylaws. Directors may only be removed for cause. “Cause” shall mean any intentional or grossly reckless conduct that is harmful to the Corporation, such as misuse of confidential information, competing against the Corporation, a material violation of due care or fiduciary duties owing to the Corporation or other gross abuse of office.

ARTICLE VI
SPECIAL MEETINGS
OF SHAREHOLDERS

     Special meetings of shareholders shall be held if called by the Board of Directors, the Chairman of the Board, or the President of the Corporation, or if the holders of not less than fifty percent (50%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Secretary of the Corporation one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE VII
ACTION BY SHAREHOLDERS WITHOUT A MEETING

     Any action required by law to be taken at a meeting of shareholders, or any action that may be taken at a meeting of shareholders, may be taken without a meeting or notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock constituting the greater of (a) seventy-five percent (75%) of the voting power of all shares of each class or series entitled to vote on such action or (b) the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted with respect to the subject matter thereof, and such consent shall have the same force and effect as a vote of shareholders taken at such a meeting.

ARTICLE VIII
REGISTERED OFFICE AND AGENT

     The street address of the Corporation’s initial registered office is: One Southeast Third Avenue, 28th Floor, Miami, Florida 33131. The name of the Corporation’s initial registered agent at that office is: American Information Services, Inc.

ARTICLE IX
INDEMNIFICATION

     The Corporation shall, to the fullest extent legally permissible under the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity as a director or officer of the Corporation and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or resolution adopted by the shareholders entitled to vote thereon after notice.

     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this ___day of ______, 2005.

BABYUNIVERSE, INC.
By:
John C. Textor, Chief Executive Officer

CERTIFICATE OF ACCEPTANCE BY
REGISTERED AGENT

     Having been named as registered agent and to accept service of process for the Corporation at the registered office designated in the Corporation’s Articles of Incorporation, the undersigned accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and the undersigned is familiar with and accepts the obligations of its position as registered agent.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this ___day of April, 2005.

AMERICAN INFORMATION SERVICES, INC.
By:
Name:
Title:

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